SEPARATION AGREEMENT AND GENERAL RELEASE

      This Separation Agreement and General Release ("Release") is between James
W. Sharpe ("Executive") and Astralis Ltd. ("Employer"), dated as of the 25th day of January 2006.

      WHEREAS Executive has been employed by Employer pursuant to the terms of an Employment Agreement dated Jaunary 27, 2005, a copy of which is attached hereto as Exhibit A;

      WHEREAS the parties desire to enter into this Release to effectuate the termination of Executive's employment with Employer;

      NOW, THEREFORE, in consideration of the mutual promises set forth below, the parties agree as follows:

      1. Termination of Employment. Executive's employment with Employer shall end effective December 31, 2005 (the "Separation Date"). Executive agrees not to seek reemployment with Employer after the Separation Date. Executive further agrees that the Employment Agreement shall terminate after the expiration of the revocation period of this Release, and Executive shall be released from the restrictive covenant set forth in paragraph 11 of the Employment Agreement as of the Separation Date.

      2. Resignation From All Positions. Executive hereby resigns, as of the Separation Date, from all positions in Employer held by Executive, including, without limitation, any position as an officer, member of the Board of Directors, member, manager, agent, trustee, or consultant of Employer, and agrees to execute and deliver any documents and instruments or to take such further actions as Employer may reasonably request to effect and confirm such resignations.

      3. Executive Compensation and Benefits.

            (a) Executive acknowledges that he has received all wages, vacation pay, benefits and all other payments to which he was entitled by virtue of his employment with Employer through the date he signs this Release.

            (b) Provided that Executive has not revoked this Release pursuant to paragraph 17 below and has complied with all terms and conditions of this Release, Employer shall pay Executive severance in the amount of $50,000 (less applicable withholdings and deductions) (the "Separation Payment"). The Separation Payment shall be paid out to Executive in a lump sum on Employer's first pay date that is at least ten (10) days after Employer's receipt of an executed Release from Executive. Executive expressly agrees and acknowledges that the Separation Payment is not otherwise due or owing to Executive under any agreement with Employer or any policy of Employer.

            (c) Provided that Executive has not revoked this Release pursuant to paragraph 17 below and has complied with all terms and conditions of this Release, Employer shall grant Executive an option to purchase 182,000 shares of Employer's common stock on January 27, 2006 at the market price on that date, and an option to purchase an additional 182,000 shares on January 27, 2007 at the market price on that date. All options granted to Executive under this paragraph shall vest as of the grant date and must be exercised within five (5) years of the grant date. Executive expressly agrees and acknowledges that these options are not otherwise due or owing to Executive under any agreement with Employer or any policy of Employer.

            (d) Provided that Executive has not revoked this Release pursuant to paragraph 17 below and has complied with all terms and conditions of this Release, Employer will pay for Executive's COBRA premiums for a period of six
(6) months after the Separation Date or until the date Executive becomes eligible for employer-provided benefits from another employer, whichever occurs first. Executive expressly agrees and acknowledges that payments for his COBRA premiums are not otherwise due or owing to Executive under any agreement with Employer or any policy of Employer.


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

            (e) Executive expressly agrees and acknowledges that the parties have had a dispute as to whether all or any part of the payments provided for in subparagraphs 3(b) through 3(d) are otherwise due or owing to Executive under any agreement with Employer or any policy of Employer and that Employer's agreement in this Release to make these payments is a compromise of a disputed claim.

            (f) Executive agrees that other than as expressly stated in this Paragraph 3, he will not seek any further compensation, consideration, benefits, or any item of value whatsoever from Employer or the Released Parties (as defined below). Executive further agrees that except as expressly set forth in this Release, Executive is not entitled to any benefits, wages, bonuses, commissions, compensation, severance, stock, unvested stock options, or other payments.

      4. Executive's Release And Waiver of Claims.

            (a) "Released Parties" means Employer and its parents, subsidiaries, affiliates, divisions, partners, or predecessors, current and former stockholders, directors, officers, employees, consultants, and agents of Employer and these companies, and any and all employee pension or welfare benefit plans of Employer and these companies, including current and former trustees and administrators of these plans.

            (b) Executive hereby releases the Released Parties from all claims and rights that Executive has against any and all Released Parties, including, but not limited to, those claims of which Executive is not aware, those not mentioned in this Release, and all claims for attorney's fees, costs, and interest. Executive releases the Released Parties from all claims and rights resulting from anything that has happened up to now. This Release does not apply to claims arising under, or after the date of, this Release.


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

            (c) Executive specifically releases all claims and rights arising from or relating to Executive's employment, termination of employment or other relationship with the Released Parties, including but not limited to any claims or rights Executive may have under Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the federal or any similar state Worker Adjustment and Retraining Notification Act, the federal Family and Medical Leave Act, Section 1981 of the Civil Rights Act of 1866, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, the New Jersey Wage Payment Law, the New Jersey Wage and Hour Law, and any federal, state, or local laws against discrimination or protecting whistleblowers, or any other federal, state, or local law or common law relating to employment, wages, hours, or any other terms and conditions of employment.

            (d) Nothing in this Release shall preclude Executive from filing a charge under the Age Discrimination in Employment Act with the EEOC or participating in an investigation, hearing or proceeding conducted by the EEOC regarding a charge under that statute, but the intent of this Release is to waive and release Executive's right to recover damages through any such charge, investigation, hearing or proceeding.

      5. Indemnification. Employer's obligations regarding indemnification pursuant to the provisions of Paragraph 15 of the annexed Employment Agreement shall continue indefinitely with respect to any action or proceeding relating to the time during which Executive was employed by the Employer.

      6. Non-Disparagement. Executive and Employer agree that they shall not issue any communication or make any statement, written or otherwise, that disparages, criticizes or otherwise reflects adversely on or encourages any adverse action against the other or the Released Parties. Consistent with its normal practice, Employer will respond to employment inquiries concerning Executive only by confirming dates of employment, position, and salary.


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

      7. Confidentiality and Return of Property. (a) Executive acknowledges that he has had access to information of a confidential nature relating to the business of Employer, including, without limitation, trade secrets, business plans, client lists or information, information regarding product development, production methods and processes, product specifications, marketing plans, management organization, operating commercial, business or technical information, and as defined in the Proprietary Information Agreement (collectively "Confidential Information"), the disclosure of which to a competitor or others would be likely to cause significant and irreparable harm to Employer's business. Executive agrees that such information must be protected as confidential, and not copied, disclosed or used other than for the benefit of Employer at any time, unless and until such knowledge or information is in the public domain through no wrongful act by Executive or any other person. Executive further agrees not to divulge to anyone (other than Employer or any persons employed or designated by Employer), publish or make use of any such Confidential Information without the prior written consent of Employer or in response to a subpoena from an appropriate government agency or court. In the event that Executive receives a subpoena or other court process which relates to Employer and Executive reasonably concludes that the subpoena or other court process may result in the disclosure of Confidential Information, then Executive shall provide advance written notice of such compelled disclosure to Employer within sufficient time for Employer to object to disclosure. Such notice shall be in the form of a letter, which will include a copy of the subpoena or other court process and this Release, sent via certified mail to: Jeffrey A. Baumel, Esq., McCarter & English, LLP, Four Gateway Center, 100 Mulberry Street, Newark, New Jersey 07102; (b) Executive further agrees that at the Separation Date he has returned to Employer all of its property and documents (and any copies thereof) including, without limitation, all Confidential Information, all computer software and disks, all reports, memoranda, notes, records, projections, lists, Employer or client financial information, keys, credit


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

cards, and equipment, except that Employer agrees that Executive may keep the notebook computer provided to him by Employer. To the extent Executive is unable to comply with his obligations under this paragraph before the Separation Date, Employer agrees to permit him access to its premises on one occasion in January 2006 for no more than 3 hours to complete the return of any Confidential Information in his possession to Employer. Executive further agrees to make himself available to Employer from time to time for information purposes relating to Executive's former position as Employer's Chief Executive Officer.

      8. Relief. Executive agrees that a breach of any of the provisions of paragraphs 6 or 7 of this Release may result in material and irreparable injury to Employer for which there is no adequate remedy at law and that it may not be possible to measure damages for such injuries precisely. In the event of a breach, Employer shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Executive from further violations of paragraphs 6 and 7 hereof. The remedies in this paragraph are in addition to those otherwise available to Employer.

      9. Binding Effect. This Release is binding upon and shall inure to the benefit of anyone who succeeds to the rights, interests or responsibilities of the parties. Executive makes the releases contained in this Release for the benefit of the Released Parties and all who succeed to their rights, interests, or responsibilities.

      10. Enforceability. If a court rules that any provision of this Release is not enforceable in the manner set forth in this Release, that provision should be enforceable to the maximum extent possible under applicable law and should be reformed accordingly. If a court rules that any provision of this Release is invalid or unenforceable, that ruling shall not affect the validity or enforceability of the other portions of this Release, which shall continue in full force and effect.


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

      11. Entire Agreement. This Release is the entire agreement between Executive and Employer. It supersedes any existing oral or written agreements with respect to Executive's employment or termination of employment with Employer. No representations regarding the Released Parties' relationship with Executive, or any obligations to Executive, have been made, or survive, except as set forth in this Release.

      12. Amendment. This Release cannot be amended, except by a written document signed by the party against whom enforcement of any such amendment is sought.

      13. Legal Counsel. Employer hereby advises Executive to consult with an attorney before signing this Release.

      14. Confidentiality. The parties agree that the existence of and the terms and conditions of this Release shall forever remain confidential as between the parties and that they shall not disclose them to any other person. Without limiting the generality of the foregoing, Executive specifically agrees that he shall not disclose information regarding this Release to any current, former or future employee of Employer, except to the extent required by federal or state law or regulations.

      15. Full Understanding. Executive has read this Release carefully, fully understands the meaning of its terms, and is signing this Release knowingly and voluntarily.

      16. Governing Law. This Release shall be interpreted in accordance with the laws of the State of New Jersey, without regard to its principles of conflicts of law.


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

      17. Period for Consideration. Executive shall have twenty-one (21) days to consider this Release. Executive may elect, at his option, to sign this Release in a shorter period of time. Executive may revoke this Release within seven (7) days of signing it. Any revocation must be made by delivering written notice of revocation to Jeffrey A. Baumel, Esq., McCarter & English, LLP, Four Gateway Center, 100 Mulberry Street, Newark, New Jersey 07102. To be effective, any revocation of this Release must be in writing and received by Employer no later than the close of business on the 7th day after Executive signs this Release. This Release shall not become effective or enforceable until the expiration of 7 days after Executive signs this Release. If Executive revokes his acceptance of this Release, Employer shall not be required to provide any of the consideration described herein.

      IN WITNESS WHEREOF, the parties hereto have caused this Release to be executed as of the day and year above written.


/s/ Michael Garone                            /s/ James W. Sharpe
---------------------------------             ----------------------------------
WITNESS                                       JAMES W. SHARPE

                                              Dated: January 25, 2006


                                              ASTRALIS LTD.


                                              /s/ Sam Barnett
                                              ----------------------------------

                                              Dated: January 25, 2006


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